Exhibit 21.1

Subsidiaries of Concurrent Computer Corporation

Each of the below listed subsidiaries is 100% directly or indirectly owned by Concurrent Computer Corporation except as otherwise indicated, and all are included in the consolidated financial statements.

NAME OF SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION/ORGANIZATION

Concurrent Computer Asia Corporation	Delaware (operates in PR of China)
Concurrent Computer Corporation (France)	Delaware
Concurrent Computer Corporation Pty. Ltd.	Australia
Concurrent Computer France S.A.	France
Concurrent Computer GmbH	Germany
Concurrent Computer Hispania, S.A.	Spain
Concurrent Computer Holding Corporation	Delaware
Concurrent Computer Hong Kong Limited	Hong Kong
Concurrent Computer New Zealand Limited	Australia
Concurrent Realisations Limited	United Kingdom
Concurrent UK Ltd.	United Kingdom
Concurrent Federal Systems, Inc.	Delaware
Concurrent Nippon Corporation	Japan
Concurrent Securities Corporation	Massachusetts
Everstream Holdings, Inc.	Delaware
Everstream, Inc.	Delaware
EHI Patent Co., LLC	Delaware